Filed Pursuant to Rule 424(b)(3)
Registration No. 333-155800

July 2011 Performance Update

The Frontier Fund Supplement Dated July 31, 2011 to Prospectus Dated April 30, 2011.

The Frontier Fund Class 2 New

T H E    F RO N T I E R    F U N D ’ S    G O A L : To provide you – the investor – with a managed futures product that, over the long term, provides attractive returns, reduces volatility, and improves the overall performance of your investment portfolio.

July performance for the various Series of The Frontier Fund is detailed below:*

The Frontier Fund Class 2 New	July 31, 2011	July 31, 2011	NAV /Unit
	MTD	YTD
Frontier Diversified Series-2	-0.69%	-1.71%	$104.64
Frtoner Dynamic Series 2	-2.36%	-3.32%	$91.26
Frontier Long/Short Commodity Series-2a	5.51%	12.57%	$136.41
Frontier Masters Series-2	3.93%	0.81%	$106.66

Additional information, including monthly rates of return, concerning the aforementioned Series and the Trading Advisor(s) is contained in the Prospectus and the respective Series Appendix to the Prospectus.

*	The above table sets forth the actual performance for the Class and Series as of July 31, 2011. Actual gross trading performance (gross realized and unrealized gain/loss before deduction for trading commissions and fees, management fees, any other expense, and before addition of interest income) is adjusted for the trading expenses, management fees, initial service fees, on-going service fees, and interest income of the applicable Series.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF THE FRONTIER FUND

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

THE FRONTIER FUND DIVERSIFIED SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

July 31, 2011

(Unaudited)

			Current Period
INCOME

Realized trading gain/(loss)			$(1,960,500.35)
Unrealized trading gain/(loss)			1,941,178.32
Less: commissions			(64,803.28)
Less: FCM fees			(114,902.82)
Foreign currency gain/(loss)			14,743.77
Interest income			89,998.40

Total Income			(94,285.96)

EXPENSES

Management fees			73,727.26
Incentive fees			239,131.35
Broker service fees			12,177.28

Total Expenses			325,035.89

Net Income (Loss)			$(419,321.85)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	583,010.50123	$61,429,905.63	105.37
Current month additions	9,904.72610	1,040,644.65
Current month redemptions	(8,537.97964)	(900,348.85)
Net Income (loss) for current month		(419,321.85)

Net Asset Value, end of current month	584,377.24769	$61,150,879.58	104.64

	Monthly rate of return		-0.69%

To the best of my knowledge and belief, the information
contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner
Equinox Fund Management LLC
1775 Sherman Street, Suite 2500
Denver, Colorado 80203
On Behalf of the Frontier Fund - Diversified Series 2

THE FRONTIER FUND DYNAMIC SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

July 31, 2011

(Unaudited)

			Current Period
INCOME

Realized trading gain/(loss)			$—
Unrealized trading gain/(loss)			(658,012.91)
Net change in inter-series payables			661,514.48
Less: commissions			—
Less: FCM fees			(27,041.83)
Foreign currency gain/(loss)			—
Interest income			18,783.62

Total Income			(4,756.64)

EXPENSES

Management fees			—
Incentive fees			—
Broker service fees			2,864.19

Total Expenses			2,864.19

Net Income (Loss)			$(7,620.83)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	3,456.08053	$323,037.52	93.47
Current month additions	—	—
Current month redemptions	(3,456.08053)	(315,416.69)
Net Income (loss) for current month		(7,620.83)

Net Asset Value, end of current month	—	$0.00	0.00

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/    S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - Dynamic Series 2

THE FRONTIER FUND LONG/SHORT COMMODITY SERIES - 2a

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

July 31, 2011

(Unaudited)

			Current Period
INCOME

Realized trading gain/(loss)			$155,314.06
Unrealized trading gain/(loss)			375,383.96
Less: commissions			(3,483.06)
Less: FCM fees			(15,105.93)
Foreign currency gain/(loss)			134.10
Interest income			14,115.25

Total Income			526,358.38

EXPENSES

Management fees			22,946.29
Incentive fees			78,574.44
Broker service fee			1,609.63

Total Expenses			103,130.36

Net Income (Loss)			$423,228.02

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	59,357.02509	$7,673,901.43	129.28
Current month additions	9,780.62083	1,334,000.00
Current month redemptions	(30.72086)	(4,205.71)
Net Income (loss) for current month		423,228.02

Net Asset Value, end of current month	69,106.92506	$9,426,923.74	136.41

	Monthly rate of return		5.51%

To the best of my knowledge and belief, the information
contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner
Equinox Fund Management LLC
1775 Sherman Street, Suite 2500
Denver, Colorado 80203
On Behalf of the Frontier Fund - Long/Short Commodity Series 2a

THE FRONTIER FUND MASTERS SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

July 31, 2011

(Unaudited)

			Current Period
INCOME

Realized trading gain/(loss)			$(97,461.85)
Unrealized trading gain/(loss)			1,025,018.82
Less: commissions			(9,227.02)
Less: FCM fees			(37,209.53)
Foreign currency gain/(loss)			(1,129.22)
Interest income			30,935.14

Total Income			910,926.34

EXPENSES

Management fees			39,711.00
Incentive fees			101,887.20
Broker Service Fees			3,944.63

Total Expenses			145,542.83

Net Income (Loss)			$765,383.51

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	190,563.14200	$19,557,817.99	102.63
Current month additions	1,125.35091	118,450.00
Current month redemptions	(3,650.16245)	(384,779.74)
Net Income (loss) for current month		765,383.51

Net Asset Value, end of current month	188,038.33046	$20,056,871.76	106.66

	Monthly rate of return		3.93%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner
Equinox Fund Management LLC
1775 Sherman Street, Suite 2500
Denver, Colorado 80203
On Behalf of the Frontier Fund - Masters Series 2